Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the use in the Registration Statement of Uranerz Energy Corporation (formerly Carleton Ventures Corp.) (an exploration stage company) on Form S-8 of our Report of Independent Registered Public Accounting Firm, dated March 18, 2005 on the balance sheets of Uranerz Energy Corporation (formerly Carleton Ventures Corp.) (an exploration stage company) as at December 31, 2004 and 2003, and the related statements of operations, cash flows, and stockholders' deficiency for the years ended December 31, 2004, 2003 and 2002, and for the cumulative period from May 26, 1999 (date of inception) to December 31, 2004.

In addition, we consent to the reference to us in the Registration Statement.

Vancouver, Canada	/s/ "Morgan & Company"

November 17, 2005	Chartered Accountants